EXHIBIT (a)(4)

TICKETS.COM, INC.

FORM OF NOTICE OF WITHDRAWAL
(Election Not to Participate)

INSTRUCTIONS:

IF YOU PREVIOUSLY ELECTED TO ACCEPT THE OFFER TO EXCHANGE OF TICKETS.COM, INC. (“TICKETS”) AND YOU WOULD LIKE TO CHANGE YOUR ELECTION WITH RESPECT TO SOME OR ALL OF YOUR OPTIONS, YOU MUST:

     1. COMPLETE THIS FORM, SIGN IT, AND RETURN IT TO TICKETS’ HUMAN RESOURCES DEPARTMENT. IF POSSIBLE, HAND DELIVER THIS FORM TO MELISSA WASHINGTON. YOU CAN ALSO FAX IT TO: (714) 327-5512 OR MAIL IT TO TICKETS.COM, INC., 555 ANTON BOULEVARD, 11th FLOOR, COSTA MESA, CA 92626, ATTENTION: MELISSA WASHINGTON, NO LATER THAN 9:00 P.M., PACIFIC TIME, ON JULY 29, 2002. IF YOU SEND YOUR NOTICE OF WITHDRAWAL VIA FAX, BE SURE YOU OBTAIN A CONFIRMATION OF SUCCESSFUL DELIVERY.

     2. ENSURE THAT YOU RECEIVE CONFIRMATION OF RECEIPT FROM THE HUMAN RESOURCES DEPARTMENT OF TICKETS PROMPTLY. PLEASE NOTE THAT EMPLOYEES WHO RETURN FORMS IMMEDIATELY PRIOR TO JULY 29, 2002 MAY NOT RECEIVE CONFIRMATION BY SUCH DATE.

I previously received a copy of the Offer to Exchange Certain Outstanding Options for New Options dated June 28, 2002, and the Letter of Transmittal (Election to Participate). I signed and returned the Letter of Transmittal (Election to Participate), in which I elected to accept Tickets’ offer to exchange option(s). I now wish to change that election, withdraw from my participation in the program and reject Tickets’ offer to exchange. I understand that by signing this Notice of Withdrawal and delivering it to the Human Resources Department of Tickets:

[ ]	I am withdrawing my acceptance of the offer and rejecting the offer to exchange all of my options,

OR

[ ]	I am withdrawing my acceptance of the offer and rejecting the offer to exchange only with respect to the option(s) set forth in the table below. I understand that if I do not withdraw my acceptance for all of my option(s), I am not withdrawing any option(s) granted on or after December 28, 2001 (even if I list them below). [PLEASE TYPE OR PRINT CLEARLY]

No. of Shares
Outstanding Under
Option No.	Grant Date	Such Option	Exercise Price

I understand that in order to reject the offer, I must sign and deliver this Notice of Withdrawal to Melissa Washington of the Human Resources Department of Tickets before 9:00 p.m., Pacific Time, on July 29, 2002 (or such later date and time as designated by Tickets).

By rejecting the offer to exchange the above listed current option(s), I understand that I will not receive any replacement option(s) pertaining to the above listed option(s), and I will keep those current option(s) at their current exercise price and on their current vesting schedule. The option(s) listed above will continue to be governed by the Tickets 1999 Stock Incentive Plan or the TicketsLive Corporation Amended and Restated Stock Award and Incentive Plan, as applicable, and existing option agreement(s) with Tickets. I have completed and signed the following exactly as my name appears on my original Letter of Transmittal (Election to Participate).

Finally, I agree that Tickets may confirm its receipt and acceptance of this Notice of Withdrawal (Election Not to Participate) by sending notice to my regular Tickets e-mail address.

Signature of Optionee	Date

Name of Optionee	Country where employed

Social Security Number (U.S. employees)

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